Exhibit 99.1

NMP Acquisition Corp

PFIC Annual Statement

Entity Name: NMP Acquisition Corp.

NMP Acquisition Corp (the “Company”) may be considered a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. The following information is provided to allow a shareholder of the Company (a “Shareholder”) to make an election under Section 1295 of the Internal Revenue Code to treat the Company as a Qualified Electing Fund (“QEF Election”) for U.S. federal income tax purposes. The QEF Election is optional and can only be made by the Shareholder. The Company is unable to make this election on behalf of the Shareholder. Please note that a QEF Election may not be recognized for state income tax purposes in some states. The PFIC rules are complex. Please consult with your personal tax advisor to determine whether or not it is advisable for you to make a QEF Election with respect to your investment in the Company.

(1)	This PFIC Annual Information statement applies to the tax period of the Company:

Beginning	1/1/2025	Ending	12/31/2025

(2)	The Shareholder’s per-unit, per-day information for the Company’s taxable period specified in paragraph (1) is provided in the below chart. We recommend that all U.S. taxpayers consult a tax advisor concerning the overall tax consequences of their ownership in the Company and their U.S. tax reporting requirements.

		Ordinay Earnings	Net Capital Gains
Fund Name (and name of any underlying funds if applicable)	Ticker	(US$)	(US$)
NMP Acquisition Corp.	NMP	0.0006411382	-

(3)	The amount of cash and fair market value of other property distributed or deemed distributed by the Company to the Shareholder during the Company’s taxable period specified in paragraph (1) is as follows:

Cash:	NONE
Fair Market Value:	NONE

(4)	The Company will permit the Shareholder to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the Internal Revenue Code, are computed in accordance with U.S. income tax principles, and to verify these amounts and the Shareholder’s pro rata share thereof.

NMP Acquisition Corp.

Date: April 3, 2026	By:	/s/ Melanie Figueroa
	Title:	Chief Executive Officer and Director

Additional Information

The following additional information is supplied to enable the Shareholder to complete IRS Form 8621:

(Please note: a Shareholder may have additional filing disclosures including, but not limited to, Forms 926, 5471, and/or 8938 as a result of the Shareholder’s investment in the Company. Please consult your tax advisor.)

Address of the PFIC:	555 Bryant Street, No. 590
Palo Alto, CA 94301
Taxpayer Identification Number:	NONE
Country of Incorporation:	Cayman Islands
Date of Incorporation:	12/18/2024